As filed with the Securities and Exchange Commission on May 16, 2024

Registration No. 333-143622
Registration No. 333-179164
Registration No. 333-213325
Registration No. 333-254194
Registration No. 333-260117
Registration No. 333-272839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143622
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-179164
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213325
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254194
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-260117
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272839

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARROLS RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	83-3804854
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Jared L. Landaw
Senior Vice President, General Counsel and Secretary
Carrols Restaurant Group, Inc.
968 James Street
Syracuse, New York 13203
(Name and address of agent for service)

(315) 424-0513
(Telephone number, including area code, of agent for service)

Copy to:
Derek Winokur
Iliana Ongun
Milbank LLP
55 Hudson Yards
New York, New York 10001-2163
Tel: (212) 530-5000

Approximate date of commencement of proposed sale to the public: Not applicable

Carrols Restaurant Group, Inc. 2006 Stock Incentive Plan
Restricted Stock Inducement Award Granted Outside of a Plan
Carrols Restaurant Group, Inc. 2016 Stock Incentive Plan

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF
SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”) filed by Carrols Restaurant Group, Inc. (the “Company”):

•
The Registration Statement on Form S-8 (Registration Statement No. 333-143622), filed with the Securities and Exchange Commission (“SEC”) on June 8, 2007, registering 3,300,000 of the Company’s common stock, $0.01 par value (the “Common Stock”) (the “2006 Plan Shares”) to be issued to participants under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”).

•
The Registration Statement on Form S-8 (Registration No. 333-179164), filed with the SEC on January 25, 2012, registering an additional 1,000,000 shares of the Company’s Common Stock (the “January 2012 Additional 2006 Plan Shares”) to be issued to participants under the 2006 Plan, as amended.

•
The Registration Statement on Form S-8 (Registration Statement No. 333-213325), filed with the SEC on August 25, 2016, registering 4,000,000 of the Company’s Common Stock (the “2016 Plan Shares”) to be issued to participants under the Company’s 2016 Stock Incentive Plan (the “2016 Plan”).

•
The Registration Statement on Form S-8 (Registration Statement No. 333-254194), filed with the SEC on March 12, 2021, registering 250,000 of the Company’s Common Stock (the “Restricted Stock Inducement Shares”) to be issued to Carl Hauch pursuant to the Restricted Stock Inducement Award Agreement by and between the Company and Carl Hauch (the “Restricted Stock Inducement Award Agreement”).

•
The Registration Statement on Form S-8 (Registration No. 333-260117), filed with the SEC on October 7, 2021, registering an additional 3,500,000 shares of the Company’s Common Stock (the “October 2021 Additional 2016 Plan Shares”) to be issued to participants under the 2016 Plan, as amended.

•
The Registration Statement on Form S-8 (Registration No. 333-272839), filed with the SEC on June 22, 2023, registering an additional 4,500,000 shares of the Company’s Common Stock (the “June 2023 Additional 2016 Plan Shares”) to be issued to participants under the 2016 Plan, as amended.

The 2006 Plan Shares, the January 2012 Additional 2006 Plan Shares, the 2016 Plan Shares, the Restricted Stock Inducement Shares, the October 2021 Additional 2016 Plan Shares and the June 2023 Additional 2016 Plan Shares are collectively referred to as the “Shares”. The Shares were to be issued to participants under the 2006 Plan, the Restricted Stock Inducement Award Agreement and the 2016 Plan (the “Plans”).

The Company is no longer issuing securities under the Plans. These Post-Effective Amendments to the Registration Statements are being filed in order to deregister all Shares that were registered under the Registration Statements and remain unissued under the Plans.

As previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on May 16, 2024, on May 16, 2024 the Company merged with and into the BK Cheshire Corp., a Delaware corporation and a subsidiary of Restaurant Brands International Inc. (the “Merger”), with the Company surviving the Merger as a subsidiary of Restaurant Brands International Inc. (the “Transaction”).

In connection with the Transaction, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all such securities of the Company registered under the Registration Statements that remain unsold as of the effective time of the Transaction, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Syracuse, State of New York, on this 16th day of May, 2024. The following person is signing these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Jared L. Landaw
Name:	Jared L. Landaw
Title:	Senior Vice President, General Counsel and Secretary